Exhibit 99.2

Q1 FY08 Question & Answer

September 20, 2007

1.	What were some examples of major brands in the Consumer Foods segment posting sales growth for the quarter?

Banquet

Blue Bonnet

Chef Boyardee

DAVID

Egg Beaters

Healthy Choice

Hebrew National

Hunt’s

Kid Cuisine

Libby’s

Marie Callender’s

Manwich

Orville Redenbacher’s

Reddi-wip

Rosarita

Ro*Tel

Snack Pack

Van Camp’s

Wesson

2.	What were some examples of major brands in the Consumer Foods segment posting sales declines for the quarter?

ACT II

Crunch N Munch

Knott’s Berry Farm

PAM

Parkay

Slim Jim

Swiss Miss

3.	What were unit volume changes for the quarter in the Consumer Foods and Food and Ingredients segments?

As reported Consumer Foods volume increased 3%; excluding the peanut butter business and the impact of divested businesses in prior year results, volume increased 5%.

Food and Ingredients volume increased 2%.

4.	Does the Company have any comments on its innovation pipeline?

The first wave of new products includes Healthy Choice Cafe Steamers, Healthy Choice Panini, new flavors of Healthy Choice soups, Hunt’s Fire Roasted Diced Tomatoes, Orville Redenbacher’s Smart Pop! Low Sodium, Orville Redenbacher’s Naturals, Swiss Miss Pudding Mousse Delights, Chef Boyardee Mac & Cheese, PAM Professional, and Fleischmann’s and Parkay Soft Spreads. The new products, along with additional new products planned for the balance of fiscal 2008 and beyond, are expected to support future sales growth and margin expansion.

5.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $76 million (versus approximately $89 million in Q1 2007)

6.	How much were capital expenditures from continuing operations for the quarter?

Approximately $152 million (versus approximately $46 million in Q1 2007)

7.	What was the net interest expense for the quarter?

Approximately $59 million (versus approximately $58 million in Q1 2007)

8.	What was corporate expense for the quarter?

Approximately $74 million for the quarter (versus approximately $90 million in Q1 2007, which included $13 million of restructuring charges)

9.	How much did the company pay in dividends during the quarter?

Approximately $89 million

10.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 493 million shares for the quarter

11.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = gross profit* divided by net sales

Gross margin = $714/$2,956 = 24.2%

Operating margin = segment operating profit** divided by net sales

Operating margin = $384/$2,956 = 13.0%

*	Gross profit = net sales – costs of goods sold ($2,956 – $2,242 = $714)
**	See first-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $251/$2,956 = 8.5%.

12.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

	Q1 FY08	Q1 FY07
Total debt*	$3,563	$3,582
Less: Cash on hand	$298	$695

Net debt total	$3,265	$2,887

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

13.	What is the net debt to total capital ratio at quarter end?

42% currently and 38% a year ago

This ratio is defined as net debt divided by the sum of net debt plus shareholders’ equity. See question #12 for the components of net debt.

14.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was 33%; the benefit of a lower-than-planned tax rate is listed as an item impacting comparability. Going forward, the company expects an effective tax rate in the range of 34%-35% for continuing operations, excluding items impacting comparability.

15.	What are the projected capital expenditures for fiscal 2008?

Approximately $450 million

16.	What is the expected net interest expense for fiscal 2008?

$240 million to $250 million

17.	Did the company repurchase any shares during the quarter?

Yes, the company repurchased approximately 3.4 million shares of common stock during the quarter at a total cost of approximately $88 million.

18.	What is the current presentation of the quarterly segment sales and operating profits for fiscal 2007, given the changes in the handheld products and international export operations? Note: total company sales and operating profits have not changed.

ConAgra Foods, Inc.

Segment Operating Results

($ USD, in millions)

	FY 2007
	Q1 FY07	Q2 FY07	Q3 FY07	Q4 FY07	Total
Segment Sales
Consumer Foods	$1,522.2	$1,766.4	$1,631.9	$1,617.6	$6,538.1
Food and Ingredients	817.0	869.6	837.4	897.5	3,421.5
Trading and Merchandising	205.4	297.3	293.3	659.2	1,455.2
International Foods	144.0	155.4	155.8	158.2	613.4

Total	2,688.6	3,088.7	2,918.4	3,332.5	12,028.2

Segment Operating Profit
Consumer Foods	182.7	277.3	224.9	167.2	852.1
Food and Ingredients	104.1	116.7	108.4	104.2	433.4
Trading and Merchandising	15.6	38.9	62.3	200.3	317.1
International Foods	13.2	18.6	15.1	17.5	64.4

Total	315.6	451.5	410.7	489.2	1,667.0

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings (loss)

Items excluded from segment operating profit:
General corporate expense	(89.8)	(91.6)	(85.9)	(169.0)	(436.3)
Interest expense, net	(58.0)	(52.1)	(56.1)	(59.4)	(225.6)

Income from continuing operations before income taxes and equity method investment earnings (loss)	$167.8	$307.8	$268.7	$260.8	$1,005.1

Segment operating profit excludes general corporate expense, equity method investment earnings (loss) and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

Note on Forward-Looking Statements:

This document contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The Company undertakes no responsibility to update these statements. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, the Company’s ability to execute its operating and restructuring plans, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, the ultimate impact of the Company’s peanut butter recall, access to capital, actions of governments and regulatory factors affecting the Company’s businesses and other risks described in the Company’s reports filed with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date made.